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JEFFERSON PILOT VARIABLE CORPORATION
One Granite Place, PO Box 2005, Concord, NH 03302-2005
(603)-226-5000

                  ENSEMBLE SL BROKER-DEALER SELLING AGREEMENT

This agreement is made by and between Jefferson Pilot Variable Corporation, a corporation organized and existing under the laws of the state of North Carolina with its principal place of business in Concord, New Hampshire (hereafter called "JPVC") and ______________________________________________, a corporation organized and existing under the laws of the State of ____________________________ (the State) with its principal place of business in
__________________________________ (hereinafter called "Broker").

In consideration of the premises and the mutual agreements herein made, it is agreed as follows:

                                EFFECTIVE DATE
                           (TO BE COMPLETED BY JPVC)

This agreement shall be effective as of ___________________________, 19__.

                                  BACKGROUND

JPVC pursuant to the provisions of a Distribution Agreement between JPVC and Jefferson Pilot Financial Insurance Company ("JP Financial") , acts as a distributor of certain flexible premium variable life insurance policies issued by JP Financial and listed on the attached commission schedule. JPVC desires that Broker distribute such policies in those states in which Broker, JPVC, JP Financial and the policies are appropriately licensed or approved, and broker desires to sell such policies, through its registered representatives ("representatives") in such states, on the terms and conditions set forth hereinafter.

                                  CONDITIONS

Broker represents, warrants and convenants that:

     a) It is and will remain at all times during the term of this agreement a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") and licensed as a broker-dealer under applicable state securities laws;

     b) It is a corporation organized and existing in good standing under the laws of the State and the execution and performance of this agreement has been duly authorized and will not violate any document or instrument to which it is a party or by which it is bound;

     c) It is, and during the term of this agreement will remain, in compliance with the broker-dealer capital and/or net capital and financial reporting requirements of the SEC, the NASD, and any applicable securities exchanges of which it is a member, and of every state in which it is required to be licensed as a broker-dealer, and shall immediately inform JPVC of any noncompliance with such requirements and provide to JPVC, upon request, such financial reports filed with any applicable regulatory agency (including but not limited to the FOCUS reports filed with the SEC);

     d) It will notify JPVC immediately in the event a determination is made to cancel, terminate, or substantially modify its blanket bond insurance coverage;

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     e)  It will keep confidential any confidential information it may acquire as a result of this agreement regarding JPVC, its affiliates' and subsidiaries' affairs, which requirement shall survive the termination of this agreement;

     f) Only representatives of Broker who are agents of JP Financial, and duly registered as such with states having jurisdiction over such representatives, may sell such policies;

     g) Broker and/or its representatives selling Ensemble SL policies shall maintain for the duration of the agreement an errors and omissions policy that covers the activities and subject matter of this agreement and is deemed satisfactory to JPVC;

     h) Broker will select persons associated with it who are trained and qualified to solicit applications for the purchase of Ensemble SL policies in conformance with all applicable local, state, and federal laws. Any such person shall be a representative of the Broker in accordance with the rules of the NASD and be licensed to offer Ensemble SL policies in accordance with the insurance laws of any jurisdiction in which such person solicits applications. Broker will train and supervise its representatives to insure that solicitation for sales of Ensemble SL are made in accordance with the terms and conditions of the current prospectus for Ensemble SL. In addition Broker will ensure that its representatives are soliciting applications using only the current prospectus, Statement of Additional Information, and authorized sales material supplied by JPVC.

2.  JPVC represents, warrants, and covenants that:

          a.) It is and will remain at all times during the term of this agreement a member in good standing of the NASD and a broker-dealer duly registered with the SEC;

          b.) It is a corporation organized and existing in good standing under the laws of North Carolina, and that the execution and performance of this agreement has been duly authorized;

          c.) It is, and during the term of this agreement will remain, in compliance with the capital and financial reporting requirements of the NASD; and

          d.) It shall keep confidential any confidential information it may require as a result of this agreement regarding Broker's business and affairs, which requirement shall survive termination of this agreement.

3. Subject to the terms and conditions contained herein, JPVC hereby authorizes Broker as an independent contractor to make sales of such policies for which JPVC acts as a distributor. Broker agrees to direct the sales activities of its representatives and to enforce written supervisory procedures to assure strict compliance with applicable rules and regulations of the NASD, and any applicable state securities laws and regulations.

4. JPVC shall not have any responsibility for the supervision of any representative or any other associated person or affiliate of Broker. Broker agrees that it shall have sole responsibility for maintaining an organized program of supervision and compliance, consistent with the rules and regulations of the SEC, the NASD, any applicable national securities exchanges and any state securities regulatory agency having jurisdiction, with respect to the sale of such policies. Such program shall include, but not be limited to, the following types of procedures:

          (a) Review, verification and approval of all new accounts and applications for the purpose of establishing the identity, capacity to contract, reputability, financial condition, creditworthiness, investment objectives and needs of each customer (and if applicable, essential information concerning such customer's agent); and obtaining and providing all documents and agreements required in opening, operating and maintaining such a policy,

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               including, but not limited to, delivery of the current
               prospectus;

          (b)  Review of all statements relating to each customer's policy;

          (c) Investigation and analysis of all bona fide customer complaints and regulatory or customer inquires relating to policies sold through Broker, with prompt notification thereof to JPVC;

          (d) Registration of the firm as a broker-dealer and of representative in all states in which business is conducted and such registration is required.

5. Broker agrees to use its best efforts on behalf of JPVC while performing the functions set forth herein. Broker agrees to promptly report and remit to JPVC all checks, drafts or funds of any kind received from clients and in the event of failure to do so, all rights hereunder, including all accrued and accruing commissions, shall immediately terminate.

6. Broker shall be free to exercise its own judgment as to whom to solicit and the time, place, and manner of solicitation. Broker shall pay all expenses incurred by it hereunder and shall comply with all federal and state laws, ordinances and regulations relating thereto.

7. Broker hereby assigns to JPVC any and all commissions or other monies now or hereafter owed to it, arising from the sale of such policies by its representatives or from other business which Broker may do with JP Financial, or any subsidiary or affiliate thereof, or their lawful successors, as security for repayment for any advance or other extension of credit by JPVC to Broker.

    Broker hereby authorizes JP Financial or any of its subsidiaries or affiliates, upon receipt of written demand by JPVC, to pay such monies to JPVC to the extent of JPVC's interest therein or, in the alternative, Broker hereby grants to JPVC and its affiliates a right of offset against such commissions or other monies due Broker, which right shall survive the termination of this agreement.

8. Except as otherwise stated herein, Broker shall be entitled to commissions with respect to all sales of such policies it shall make in accordance with the Commission Schedule(s) attached hereto, which schedule(s) may be modified at any time by JPVC. All commissions are payable only upon receipt of full payment of premiums due on such policies and are not paid until such premiums are earned. Payments, if any, made to Broker's account in excess of commissions earned by it in accordance with said Commission Schedule, as amended or supplemented, shall be deemed an advance against future commissions and the amount of any such excess shall be refunded to JPVC in the event of termination of this agreement, to the extent that such commissions have not been earned prior to such termination.

    If JP Financial is required to refund premiums on any policy sold under this agreement for any reason, including, but not limited to, the exercise of any "free look" right by a policyholder, then no commission will be payable to Broker in connection with such policy and any commissions previously paid will be refunded by Broker. Any such refund of commissions by Broker will be netted against commissions next due the Broker, with Broker liable for any commission refunded in excess of commissions payable to Broker.

    In the event that it is determined by either party for any reason (other than a termination of the agreement by JPVC for "cause") that Broker will no longer sell new Ensemble SL Policies ("Determination Date"), the agreement will remain in effect solely to allow Broker to receive commissions on premium payments received in connection with Ensemble SL policies which were either in effect or for which applications had been received prior to the Determination Date. The Determination Date will be thirty days after the date of written notification of the cessation of the sale of new policies. Broker shall maintain all SEC, NASD, and all applicable state securities and insurance registrations and licenses, to the extent required in order to continue to receive such commissions, and both JPVC and Broker shall continue to comply with all applicable terms and conditions of the agreement after the Determination Date. If Broker

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does not maintain such required registrations and licenses, is dissolved or liquidated, or does not comply with the applicable terms and conditions of the agreement, the agreement will immediately terminate and no further commissions will be due to Broker.

    In the event that the Broker, or any partner or employee of the Broker, at any time after the termination of this agreement shall improperly induce, or attempt to induce any policyholder of JPVC to cancel or fail to renew any Ensemble SL policy with JPVC, then JPVC shall have the right to terminate all future payments of any sort hereunder. This provision shall survive the termination of the other terms and provisions of the agreement.

9. JPVC will, each month, furnish to broker a statement of Broker's account showing all earnings and payments made to its account allocated by representative registered with Broker and the balance due from JPVC. Broker agrees to notify JPVC, in writing, within 30 days, of any discrepancy or disagreement with such statement in any respect, and in the absence of such notice, such statement shall be conclusively presumed to be correct unless the parties mutually agree to an adjustment in writing.

    Notwithstanding anything to the contrary herein, JPVC shall have no obligation hereunder to any registered representative of Broker.

10. Broker shall indemnify and hold harmless JPVC and its affiliates from any losses, claims, damages or liabilities, including reasonable attorney's fees to which JPVC and its affiliates may be subject arising out of or resulting from unauthorized use of Ensemble SL sales materials and for negligent, improper, fraudulent, unsuitable, or unauthorized acts or omissions by Broker, its principals, employees or representatives relating to solicitation of applications for Ensemble SL.

    Notwithstanding the forgoing, JPVC will indemnify and hold harmless Broker from any losses, claims, damages or liabilities, including reasonable attorney's fees which result from any untrue statement of any material fact contained in the prospectus of Ensemble SL or any JPVC prepared sales material or advertising material or omission to state a material fact in the Ensemble SL Prospectus, statement of additional information or supplements thereto.

    If any action or proceeding shall be brought against JPVC or Broker relating to a policy sold pursuant to this agreement, the party against whom such action or proceeding is brought shall give prompt written notice to the other party to this agreement if a claim is intended to be asserted against such other party with respect to indemnity against any loss or expense and such other party shall be entitled to participate in the defense thereof at its own expense.

    In the event of any dispute with a policyholder, JPVC shall have the right to take such action as JPVC may in its sole discretion deem necessary to promptly effect mitigation of damages or limitation of losses without obtaining the prior consent of Broker.

    JPVC shall the right to settle with any policyholder engaged in a dispute with JPVC or Broker without the prior consent of Broker and without waiving or electing to relinquish any rights or remedies JPVC may have against Broker.

    Additionally, without limiting the forgoing indemnities, JPVC and Broker each agree to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.

    The indemnification provisions of this agreement shall remain operative and in full force and effect, regardless of the termination of this agreement and shall survive any such termination.

11. Broker shall submit to JPVC, for written approval in advance of use, all advertising, signs and sales promotion material involving the use of JPVC's name and/or the sale of such policies.

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12.  No relationship of principal and agent or partnership or joint venture between the parties hereto is intended to be established and neither party shall hold itself out as the agent, partner or joint venture of or with the other party in any respect whatsoever. Except for this agreement, no other legal relationship is intended between the parties.

13.  This agreement may be terminated at any time by either party upon thirty
(30) days written notice to the other, and may be terminated immediately by JPVC for cause. For purposes of this section 13, "cause" shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of JPVC, any fraud, misrepresentation or dishonesty in any relationship with JPVC, its affiliates, or any past, present, or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this contract.

     Notice of such termination shall be deemed to be given on the day mailed or delivered by hand to an officer of either party. If mailed to JPVC, such notice shall be address to the principal office of JPVC, currently One Granite Place, Concord, New Hampshire 03301, and if mailed to the Broker, shall be addressed to the last known address as shown on the records of JPVC.

14. If any dispute, disagreement or controversy shall arise in connection with any interpretation of this agreement, its performance or nonperformance, or the figures and calculations used, the parties shall make every effort to meet and settle their dispute(s) in good faith informally. If the parties to this agreement cannot agree on a written settlement to the dispute within fourteen
(14) days after it arises, or within a longer period agreed upon by the parties, then the matter in controversy shall be settled by arbitration, in accordance with the rules of the Board of Arbitration of the National Association of Securities Dealers, Inc. The determination of the arbitrator(s), or a majority of them, shall be final and binding on all parties and judgment upon the award rendered by the arbitrator(s) may be entered in any state or federal court having jurisdiction.

15. Broker may not assign this agreement without prior written approval of JPVC.

16. This agreement is exclusively for and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of third parties.

17. This agreement is made in the State of New Hampshire, and all questions concerning its validity, construction or otherwise shall be determined under the laws of New Hampshire.


IN WITNESS WHEREOF, the parties hereto have executed the agreement in duplicate.

JEFFERSON PILOT VARIABLE CORPORATION     BROKER

_____________________________________    _________________________________

By___________________________________    By_______________________________

Print Name___________________________    Print Name_______________________

Title________________________________    Title____________________________

Date_________________________________    Date_____________________________

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                             COMMISSION SCHEDULE E

Non-Participating Flexible Premium Variable Life Insurance Policies Issued by Jefferson Pilot Financial Insurance Company ("JP Financial").

This Supplemental Commission Schedule is part of the Broker/Dealer Agreement entered into by the Broker/Dealer ("Broker") and Jefferson Pilot Variable Corporation ("JPVC"). This Schedule supersedes all previous Commission Schedules.

Gross commissions on policies issued on applications personally written by Registered Representatives of Broker are payable to Broker on premiums received and earned by JPVC as follows:


Schedule I                         Schedule II

First Year                  65%    First Year                    65%
(up to Target Premium)             (up to Target Premium)

First Year                   4%    First Year                     3%
(in excess of Target)              (in excess of Target)

Renewal Years 2 - 15         4%    Renewal Years 2 -10            3%

Renewal Years 16 & Later     0%    Renewal Years 11 & Later       0%

                                   Asset Based Commission:
                                   Percentage of Account Value

                                   Years 1 -10                    0%

                                   Years 11 & Later            0.25%


The schedules of Target premium are published by JP Financial in the brochures giving the Guideline Premium for Non-Participating Flexible Premium Variable Life (Ensemble SL). Such schedules are subject to change upon 30 days notice by JP Financial.

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